Exhibit 10.62

Personal and Confidential

December 18, 2008

Emilio Ghilardi

Dear Emilio,

We are pleased to extend to you this executive offer of employment for the position of Senior Vice President and Chief Sales Officer, reporting to Dirk Meyer, Chief Executive Officer, with the new compensation packages discussed herein to be effective January 1, 2009. If accepted, under this offer you would be located at the Lone Star campus in Austin, Texas beginning on March 16, 2009.

Your initial bi-weekly salary will be $22,307.69 ($580,000 annualized base salary). AMD has 26 bi-weekly pay periods per year.1

You will also receive a sign-on bonus of $250,000.00 (subject to federal and state withholding taxes) If your AMD employment voluntary terminates prior to two years of service from January 1, 2009, your hire date into this position , you must repay to AMD any bonus dollars paid in accordance with the terms and conditions of the enclosed Sign-On Bonus Agreement. You must sign and date the enclosed Sign-on Bonus agreement, and return the original of the agreement along with the original of this executed offer and acceptance letter.

The above bonus is partially intended to offset relocation costs, including home sale and home purchase costs. The costs that are not covered by this bonus and therefore reimbursable to the employee and covered as permissible under AMD’s policies are limited to:

•	Household goods shipment, including packing and unpacking, and storage for up to 90 days if necessary

•	Per diems up to seven days, in the amount of $340 per day for the family of four

•	One-way tickets for the employee and family to Austin

•	Immigration and visa services

•	Tax consultation and assistance related to the relocation

In light of the bonus, the employee is expected to pay for all other costs of relocation, including temporary housing and other items that might be typically included in AMD’s relocation policy.

Further, you will be granted an option to purchase 150,000 shares of AMD common stock at an exercise price equal to the closing price of AMD stock on the date of the grant. The shares will vest over a 36 month period from date of grant: 33.3% after approximately 12 months from date of grant, and then 8.3% every three months over the next 24 months, assuming continuous active service. Please note that the stock option grant is an opportunity provided by Advanced Micro Devices, Inc. that is separate from and in addition to your regular compensation, with rights and obligations governed by the applicable equity incentive plan documents. The Advanced Micro Devices Inc. Board of Directors has already approved this grant for you contingent upon your acceptance of this offer.

[1]

Amounts are stated in U.S. Dollars throughout. Please also note that this base salary amount is intended to be inclusive of amounts you have previously received as car allowance, thus no separate car allowance will be provided.

Personal and Confidential

December 18, 2008

Emilio Ghilardi

You will also be eligible to participate in a bonus plan that will be applicable to you, and is currently under development in accordance with the final terms and conditions of that bonus plan. Your initial 2009 target bonus opportunity will be 150% of your base salary. Any amount which you may earn under the bonus plan between your hire date and the end of the performance period will be pro-rated for the number of months you actually participate during this period. Target bonus opportunities are subject to review and may be adjusted, generally each plan year. Your participation will be subject to the terms and conditions of the bonus plan.

You will also be offered the benefit of AMD’s Change of Control Agreement. The Company developed the enclosed agreement for certain key executives such as you, to provide you with benefits in the event there is a change of control of the Company. The goal of this type of agreement is to enable you to remain focused and dedicated even in uncertain times. The Change of Control Agreement conforms to the format approved by AMD’s Compensation Committee.

AMD makes available to its employees a comprehensive benefits program including medical, dental, life and disability coverage, 401(k) retirement savings plan with matching contributions.

This offer is contingent upon meeting the condition listed below by the time of your relocation / physical employment move to the United States.

•

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide AMD with documents to verify your identity and your legal right to work in the United States by the time of your work location change to the United States, targeted for March 16, 2009. You would therefore need to present this documentation on your first day of employment within the United States, likely March 16, 2009, the first workday in March.

Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice. However, should AMD terminate your employment for reasons other than just cause, misconduct, material violation of policy, or conflict of interest, on or before September 1, 2013, you will be entitled to 24 months of base salary as severance, inclusive of any notice periods or other amounts provided under your Change in Control Agreement. Matters constituting just cause, misconduct, material violation of policy, or conflict of interest are determined by the judgment and discretion of AMD’s Chief Executive Officer.

The terms in this letter accurately and completely describe your employment agreement with AMD, and supersede any other oral or written agreements or promises made to you.

If this offer is agreeable to you, please accept it by initialing each page, signing your name below and returning the original signed and dated document to me in the enclosed envelope.

Personal and Confidential

December 18, 2008

Emilio Ghilardi

We look forward to having you as a member of our team and feel our association will be mutually rewarding. The dedication, creative drive and loyalty of our employees have enabled us to impact the world through our technological advances in the microelectronics field. We are confident that you possess these qualities and that your contributions to AMD will be significant.

Should you have any questions, please feel free to contact me.

We look forward to you joining the U.S. AMD team!

Sincerely,

Jeff Vise

AMD Talent Acquisition

1-800-538-8450, x56347

Agreed to and accepted by:

Emilio Ghilardi	3.16.09
Signature	Start Date*

01.14.09
Date Signed

*	If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact Allen Sockwell or your assigned recruiter (Jeff Vise, noted above). Please note that all new AMD employees start on a Monday.

ADVANCED MICRO DEVICES, INC.

Change of Control Agreement

Dear Emilio Ghilardi:

Advanced Micro Devices, Inc. (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the non-management members of the Company’s Board of Directors (the “Board”) have determined that it is imperative to be able to rely upon management’s continuance and that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including you, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change of control of the Company.

In order to induce you to remain in the employ of the Company under such circumstances, this letter agreement (this “Agreement”) sets forth the benefits which the Company agrees will be provided to you in the event there is a “Change of Control” of the Company under the circumstances described below. (“Change of Control” is defined in Section 1.) In addition, the Company is also willing to agree to provide you the benefits described herein in consideration of your agreement to the arbitration provisions set forth in Section 15 hereof. Upon the execution of this Agreement by you and the Company, it shall supersede any prior agreements in respect of the subject matter contained herein and such prior agreements shall be of no further force or effect.

1. Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any corporation, partnership, joint venture or other entity in which the Company holds an equity, profit or voting interest of thirty percent (30%) or more) representing more than 50% of either the then outstanding shares of the common stock of the Company (“Common Stock”) or the combined voting power of the Company’s then outstanding voting securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a person who has entered into an agreement or arrangement with the Company to effect a transaction described in clause (a) or (b) of this Section 1) whose appointment, election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(c) there is consummated a merger or consolidation of the Company or subsidiary thereof with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either the Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing: (y) no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company or the voting power of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (z) “Change of Control” shall exclude the acquisition of securities representing more than 20% of either the then outstanding shares of the Common Stock of the Company or the combined voting power of the Company’s then outstanding voting securities by the Company or any of its wholly owned subsidiaries, or any trustee or other fiduciary holding securities of the Company under an employee benefit plan now or hereafter established by the Company.

2. Term. This Agreement shall become effective immediately on the delivery of fully executed copies to both parties, and shall continue until canceled pursuant to the notice of either party, or if earlier, the date all payments or benefits required to be made or provided under this Agreement have been made. Either party hereto may provide written notice to the other of cancellation of this Agreement, to take effect on the date specified in such notice, but in no event shall such cancellation take effect less than two years from the date on which notice is given. Such notice shall be furnished in accordance with Section 12 of this Agreement.

3. Parachute Payments.

(a) Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided by this Agreement, together with all other payments and the value of any benefits received or to be received by you (the “Payments”), constitute “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), and, but for this Section 3(a), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be made to you either (i) in full or (ii) as to such lesser amount as which would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Unless you shall have given prior written notice specifying a different order to the Company to effectuate any reduction contemplated by the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

(b) Unless the Company and you otherwise agree in writing, an initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made, at the Company’s expense, by an accounting firm that the Company selects (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and you within twenty (20) days of the Date of Termination as defined in Section 4(d) below) if applicable, or such other time as requested by the Company or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). Within ten (10) days of the delivery of the Determination to you, you shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and you.

4. Termination of Employment Following Change of Control. If the Board has determined that a Change of Control shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the actual termination by the Company without Cause or “Constructive Termination” of your employment that is a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) within two years after such Change of Control (a “Change of Control Termination”), unless such termination is by the Company for Cause.

(a) Constructive Termination. For purposes of this Agreement, “Constructive Termination” shall mean a resignation by you upon the occurrence (without your prior written consent) of any of the following: (i) a material diminution of your compensation, authority, duties or responsibilities; (ii) the Company’s relocation of your principal place of employment to a facility that is more than fifty (50) miles from your current principal place of employment and (iii) a material increase in your amount of required business travel on behalf of the Company; provided, however, that you may not resign from your employment for Constructive Termination unless (A) you have provided the Company with at least 30 days prior Notice of Termination of your intent to resign for Constructive Termination (which notice must be provided within 90 days following the occurrence of the event(s) purported to constitute Constructive Termination) and (B) the Company has not remedied the alleged violation(s) within the 30-day period.

(b) Cause. For the purposes of this Agreement, the Company shall have a “Cause” to terminate your employment if you are determined by a court of law or pursuant to arbitration under Section 15 to have committed a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to the Company. In such an event, you shall have no rights under this Agreement.

(c) Notice of Termination. Any termination of your employment by the Company or by you for any reason whatsoever during the term of this Agreement shall be communicated by written notice of termination to the other party hereto (“Notice of Termination”).

(d) Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination of your Change of Control Termination.

5. Benefits Upon Termination Following a Change Of Control.

(a) Amount of Benefits. The Company shall provide to you, subject to your execution and non-revocation of a unilateral waiver and release of claims agreement in the Company’s customary form prior to sixty (60) days following the Change of Control Termination, each of the following benefits not more than ten business days (subject to Section 6 below) following the expiration of the revocation period in such waiver and release of claims agreement:

(1) Severance Benefit. The Company shall pay you a lump sum severance benefit which shall equal the sum of (A) three times your Base Compensation (as defined below), plus (B) three times your target annual bonus for the year in which you terminate. For purposes of this Section 5(a)(1), “Base Compensation” means your rate of annual salary, as in effect for the twelve-month period ending on the date six months prior to the Change of Control or on the Date of Termination, whichever is higher. Base Compensation does not include elements such as bonuses, reimbursement of interest paid on guaranteed loans, auto allowances, nor any income from equity based compensation, such as may result from the exercise of stock options or stock appreciation rights, or the receipt of restricted stock unit awards or the lapse of restrictions on such awards. If you were employed by the Company and/or any of its subsidiaries for less than one full calendar year immediately preceding the Change of Control, your “highest annual bonus” will be determined by annualizing the bonus earned during your period of employment as determined by the Company.

(2) Equity Compensation. All unvested stock options, stock appreciation rights, restricted stock unit and restricted stock awards held by you at the time of your Date of Termination shall be deemed fully vested and exercisable at such Date of Termination, as applicable. All vested options held by you, including those deemed fully vested as of the Date of Termination shall become automatically exercisable for a period of one (1) year from the Date of Termination; provided, however, in no event shall any option remain exercisable beyond the maximum period allowed therefor in the stock option plan or agreement under which it was granted, whichever is shorter. This Agreement shall serve as an amendment to all of your outstanding stock options, restricted stock unit awards, restricted stock awards, stock appreciation rights and similar equity compensation awards as of the date hereof.

(3) Accrued Bonus. The Company shall pay you an amount equal to the pro rata amount of the annual bonus accrued under the Company’s Annual Incentive Plan (or any successor Company plan) assuming performance at target levels for the portion of the year prior to the Date of Termination.

(4) Financial and Tax Planning. The Company shall reimburse you or pay directly for personal financial planning and tax planning services up to $4,000 for twelve (12) months following the Date of Termination.

(5) Other Benefits. The Company shall provide for a period of twelve (12) months following the Date of Termination, health and welfare benefits at least comparable to those benefits in effect on your Date of Termination, including but not limited to medical, dental, and dependent care insurance coverage. At the Company’s election, health benefits may be provided by reimbursing you for the cost of converting a group policy to individual coverage, or for the cost of COBRA premiums for the shorter of twelve (12) months or the applicable COBRA continuation period. The Company shall also pay you an amount calculated to pay any income taxes due as a result of the payment by the Company on your behalf for such health benefits. Such tax payment shall be calculated to place you in the same after-tax position as if no such income had been imposed and shall be paid to you no later than the end of the calendar year following the calendar year in which such related taxes are remitted to the appropriate tax authorities.

(b) Other Benefits Payable. The benefits described in subsection (a) above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to you following termination of your employment, irrespective of whether your termination was preceded by a Change of Control, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any employment agreement or any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar plan.

6. Section 409A. Notwithstanding any provision to the contrary in the Agreement, if you are deemed by the Company at the time of your Date of Termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of the your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6 shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

7. Payment Obligations Absolute. Subject to the waiver and release requirement in Section 5(a) above, the Company’s obligation to pay the benefits described herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against you or anyone else. In the event of any dispute concerning your right to payment, the Company shall nevertheless continue to pay to you your Base Compensation (as such term is defined in Section 5) until the dispute is resolved. Any such amounts paid following your termination of employment shall be credited against the amounts otherwise due to you under this Agreement or, in the event the Company prevails, shall be repaid to the Company.

8. Legal Fees. The Company shall also pay forthwith upon written demand from you all legal fees and expenses reasonably incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement. In the event you do not prevail in any ensuing arbitration or litigation, the Company shall absorb its own costs, expenses, and attorneys’ fees, and you shall reimburse the Company for one-half of your costs, expenses, and attorneys’ fees.

9. Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced or offset in any way whatsoever by any amount received by you for any reason whatsoever from another employer or otherwise after the Date of Termination.

10. Indemnification. For at least six years following a Change of Control, you shall continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Change of Control, and you shall be covered by the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Company carried prior to the Change of Control.

11. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if the Company had terminated your employment without Cause after a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement shall terminate upon your death except that if you should die while you are entitled to receive any amounts under this Agreement but which are unpaid at your date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by the United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to the Company shall be directed to the Chairman of the Board with a copy to the Secretary of the Company, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Amendments. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company’s Chief Executive Officer. No waiver by either party hereto at any time or any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceablity of any other provision of this Agreement, which shall remain in full force and effect.

15. Arbitration.

(a) Arbitration shall be the exclusive and final forum for settling any disagreement, dispute, controversy or claim arising out of or in any way related to (i) this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof; or (ii) the provision of or failure to provide any other benefits upon a Change of Control pursuant to any other employment agreement, bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with the Company and/or any of its subsidiaries as Change of Control may be defined in such other agreement or plan; or (iii) which benefits constitute “parachute payments” within the meaning of Section 280G of the Code. If this Section 15 conflicts with any provision in any such compensation or bonus plan, stock option plan, or any other similar plan or agreement, this provision requiring arbitration shall control.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”).

(c) The arbitral tribunal shall consist of one arbitrator. Except as otherwise provided in Section 8, the Company shall pay all the fees, if any, and expenses of such arbitration.

(d) The arbitration shall be conducted in San Jose or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

(e) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

(f) The parties stipulate that discovery may be had in any such arbitration proceeding as provided in Section 1283.05 of the California Code of Civil Procedure, as may be amended or revised from time to time.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

18. Nonassignability. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, your right to receive payments hereunder, shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

19. No Right to Employment. Nothing in this Agreement shall confer on you any right to continue in the employ of the Company, or interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge you at any time for any reason whatsoever, with or without cause.

20. Miscellaneous. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall not affect your rights under any pension, welfare or fringe benefit arrangements of the Company under which you are entitled to receive any benefits. The validity, interpretation, construction and performance of this

Agreement shall be governed by the laws of the State of Delaware. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other contract, plan or agreement with the Company.

21. Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersedes any prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, any prior severance agreements, any contrary or limiting provisions in any Company equity compensation plan. This Agreement shall not limit in any way any obligation you may have under any other agreement with or promise to the Company relating to confidentiality, proprietary rights in technology or the assignment of interests in any intellectual property.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ADVANCED MICRO DEVICES, INC.

By:	/s/
Chairman of the Compensation Committee of the Board of Directors

Address:	One AMD Place P.O. Box 3453 Sunnyvale, California 94088

Agreed to this              day

of                              2008.

(Signature)

Address: